Exhibit 99.1

August 18, 2006

Dear Mark:

We are pleased to offer you a position with Extreme Networks (the “Company”) as President and Chief Executive Officer (CEO) and corporate officer, reporting to the Extreme Board of Directors. Should you decide to join us, you will receive a semi-monthly salary of $20,000.00 (which would equal $480,000 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures. In addition, you will receive a relocation allowance of up to a maximum of $25,000 in reimbursable expenses associated with your household move from Colorado. The final reimbursed amount will be grossed up for applicable taxes. Should you voluntarily terminate your employment with the Company, or if you are terminated from the Company for cause, prior to your first year anniversary, you will be required to repay the relocation bonus on a prorated basis. A Sign On Bonus Agreement is included.

As President and CEO, you will be eligible to participate in the FY07 Executive Incentive Plan (EIP) with an annual bonus target of $336,000. This annual target amount will be pro-rated by your amount of time as a regular employee in your first fiscal year of participation in the plan (FY2007). At the outset of each fiscal year, The Board of Directors establishes the Company performance metrics for the EIP. Details of the fiscal year 2007 Executive Incentive Plan will be provided to you after you begin your employment with the Company. The Company retains the right to change or amend the EIP at any time. In addition, as President and CEO, you’ll join the Board of Directors of the Company, and be nominated for election by the stockholders as a Class III director. In the event of your termination of employment for any reason as President and CEO you agree, at the request of the Board of Directors, to resign from the Board of Directors concurrent with such termination.

As a Company employee, you are also eligible to receive certain employee benefits including stock options and restricted stock. You will be granted a one-time option to acquire 850,000 (eight hundred fifty thousand) shares of Common Stock. The exercise price of these shares will be equal to the closing price of the Common Stock as determined on your first date of employment. One-fourth (1/4) of these shares will vest one year from your date of hire. The remaining shares will vest monthly over the following three years, at a rate of 1/48th of the entire option each month, so long as your employment with the Company continues. In addition, you will receive a one-time grant of 100,000 (one hundred thousand) RSUs that will vest at the rate of 50% on August 15, 2008, and one-fourth (1/4) of the remaining balance each six (6) months thereafter. You agree to execute all agreements necessary to effectuate these grants. All vesting and rights to exercise under any Options or RSUs offered hereunder will be subject to your continued employment with the Company at the time of vesting.

As we have discussed, the Company also has a policy of providing a Change in Control Severance Plan for its executive officers in the event of an acquisition of the Corporation. Those provisions will be set forth in your Executive Change in Control Severance Agreement and will be the same as those currently in effect for the other executive officers of the company. A copy of the Plan document has been enclosed for your information.

In the event (i) your employment is terminated without Cause (as such term is defined in the Company’s 2005 Equity Incentive Plan), or (ii) you suffer a material adverse change in your position or duties and neither (i) or (ii) occur as a result of or in connection with a Change in Control as described in the Executive Change in Control Severance Plan, you will receive (A) severance equivalent to twelve (12) months of your base salary then in effect, (B) a pro rata portion of the annual bonus target under the EIP for the fiscal year in which such termination occurs, (C) as of the termination date, the Company will accelerate by twelve (12) months the vesting of shares of the Company’s common stock subject to the Option and RSUs described in this letter, and (D) if you are covered under the Company’s group health plan as of the termination date and you timely elect to continue your group coverage pursuant to federal/state law (COBRA), the Company will reimburse you for twelve (12) months of the applicable COBRA premiums, as COBRA is provided in accordance with the terms of the applicable plans and the law. Thereafter, you will be solely responsible for the timely payment of the COBRA premiums (collectively, A, B, C and D shall be referred to as the “Severance Package”). As an express condition of and in partial consideration for the Severance Package, you must sign a full general release of all claims (the “Release”), known or unknown, that you may have against the Company, in a form satisfactory to the Company, and you must not revoke any such Release within any legally required revocation period. The payments described in A and B of the Severance Package will be made in equal installments on the Company’s regular paydays over the twelve (12) month period beginning on the first payday after the effective date of the Release. The reimbursement for COBRA premiums will be made in accordance with submission of claims in accordance with the Company’s policies.

Notwithstanding any inconsistent provision of this letter Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by you pursuant to this letter Agreement in connection with your termination of employment would constitute deferred compensation subject to the rules of Section 409A of the Internal Revenue Code (the “Code”), as amended, and (b) that you are a “specified employee” under Section 409A, then only to the extent required to avoid your incurrence of any additional tax or interest under Section 409A of the Code, such payment or benefit will be delayed until the date which is six (6) months after your “separation from service” within the meaning of Section 409A. The Company and you agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.

If, due to the benefits provided under the Severance Package, you are subject to any excise tax due to characterization of any such amounts as excess parachute payments pursuant to Section 4999 of the Code, the amounts payable under the Severance Package will be reduced (to the least extent possible) in order to avoid an “excess parachute payment” under section 280G(b)(1) of the Code.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

This offer is contingent upon Extreme’s satisfaction with the results of your background check, your signing the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, and your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring this documentation, such as a passport or driver’s license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Rebecca Guerra in our HR Department at Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051. A duplicate original is in enclosed for your records. This offer of employment, if not accepted, will expire in 5 (five) business days. Based on our discussions, it is anticipated that you will begin employment no later than September 11, 2006.

All new regular employees also receive a comprehensive health and welfare benefits package. Enclosed are the benefits collateral materials describing the plans.

Mark, the Board of Directors looks forward to welcoming you to Extreme Networks. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Charles P. Carinalli
EXTREME NETWORKS INC. Charles P. Carinalli Lead Director Extreme Board of Directors

CC/rg

I agree and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Mark A. Canepa	8/23/06
Mark A. Canepa	Date

My start date will be

8/30/06

EXTREME NETWORKS

SIGN-ON BONUS AGREEMENT

Employee: Mark Canepa

Manager: Gordon Stitt

Bonus Amount: Actual relocation allowance comprised of reimbursable expenses to a maximum of $25,000 (net amount prior to gross-up)

Date: Effective August 30, 2006

As a condition of accepting this Offer of Employment from Extreme Networks, I hereby agree to repay the above referenced sign-on bonus should I voluntarily terminate my employment prior to completing 12 months of employment. I understand that the terms of repayment are:

1.	If my employment ends prior to completing 1/2 of the total repayment period I will repay the entire amount of the bonus.

2.	If my employment ends after completing 1/2 of the repayment period, the amount repaid will be calculated on a pro-rated basis of 1/12th for each month left of the total repayment period.

I have read the above and agree to the terms of repayment.

Mark A. Canepa	8/23/06
(Name)	(Date)